Exhibit 10.1
SECOND AMENDMENT
TO
OFFER LETTER WITH DAVID E. ROBERTSON

This Second Amendment to Offer Letter (“Amendment”) is dated as of August 8, 2011, by and between iParty Corp., a Delaware corporation (the “Company”) with its principal place of business at 270 Bridge Street, Suite 301, Dedham, Massachusetts, and David E. Robertson, an individual residing in Hollis, New Hampshire (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Offer Letter dated as of March 21, 2007, as amended (“Offer Letter”); and

WHEREAS, the Company and the Executive desire to amend the Offer Letter to provide for severance in the event Executive terminates his employment with the Company for good reason, as defined herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Amendment.  The Section titled “Severance” of the Offer Letter is hereby deleted in its entirety, and the following is inserted in lieu thereof:

“SEVERANCE
After you have completed 6 months of active, continuous employment with the company, if your employment with the company is subsequently terminated by the company for any reason, other than as a result of death or disability or for Cause, or you terminate your employment with the company for Good Reason, you will be entitled to: (a) receive 6 months of severance pay (to be payable in accordance with the normal payroll policies and procedures of the company); and (b) the continuation of health, dental and life insurance benefits on the company’s plans for a period of 6 months after the termination of your employment (to the extent such continuation of benefits is allowed by the applicable plans), and the continuation of the company’s contribution to the cost of such coverage (as of your termination of employment) for such period.

To the extent that payments triggered by your termination of employment are “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such termination must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such payments can commence.

The receipt of any payments or benefits under this section is subject to your execution (and not thereafter revoke) of a release within thirty (30) days of your termination in a form reasonably acceptable to the company.  All payments to be made under this section are subject to applicable withholding and other taxes and shall commence no earlier than seven (7) working days after the company receives the executed release and no later than forty-five (45) days after the date of your separation from service, the exact payment date to be determined by the company, provided you timely execute and return the release and do not subsequently revoke it.

Notwithstanding any other provision of this letter, if, at the time your employment is terminated, you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any payments hereunder that constitute “non qualified deferred compensation” under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date your separation from service becomes effective, and (B) the date of your death, but only to the extent necessary to avoid such penalties under Section 409A of the Code.  On the earlier of (A) the business day following the six-month anniversary of the date your separation from service becomes effective, and (B) your death, the company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid to you prior to that date pursuant to this letter.

For purposes of this letter, “Cause” shall mean you shall (a) be charged with the commission of a felony crime; (b) commit any act or omit to take any action in bad faith and to the detriment of the company; (c) fail to follow any commercially reasonable and lawful direction of the Board or Chief Executive Officer of the company and continue to fail to follow such direction within 10 days of written notification of same; (d) commit an act of fraud against the company; (e) knowingly provide materially false information concerning the company to the Board, any governmental body, any regulatory agency, any lender or other financing source of the company, or any shareholder of the company; or (f) breach any term of this letter or the Confidentiality Agreement and fail to correct such breach within 10 days after written notice of commission thereof.

For purposes of this letter, “Good Reason” shall mean any material breach by the company of its obligations hereunder which are not cured within thirty (30) days following receipt of written notice from you detailing such breach, such notice is sent by you within ninety (90) days after the occurrence of such an event and you terminate your employment within one hundred and eighty (180) days after the occurrence of such an event. The parties agree that a material breach shall mean (x) any material diminution in your duties, authority, reporting relationships or responsibilities (whether or not accompanied by a title change) not consented to by you, and (y) the relocation of the principal executive offices of the Company a distance of more than 35 miles from its current location not consented to by you.”

2.           Effect.  The Offer Letter, as amended, is hereby ratified and confirmed by the parties hereto and continues in full force and effect.

IN WITNESS WHEREOF, the parties to the Offer Letter have executed this Amendment as of the date first above written.

iParty CORP.

By:	/s/ Sal Perisano
Sal Perisano
CEO and Chairman

/s/ David Robertson
David E. Robertson, Individually